Exhibit 99.1
5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 592-4006 Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE August 14, 2003

CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 • Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
LAUREL GOTTESMAN — DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 • Fax: (402) 339-0265
E-Mail: laurel.gottesman@infousa.com

CFO Stormy Dean to Pursue Political Career, Will Resign Effective October 21, 2003

(OMAHA, NE)—infoUSA, (Nasdaq: IUSA) the leading provider of proprietary business and consumer databases and sales and marketing solutions, today announced that its CFO, Stormy Dean, will resign effective October 21, 2003. Mr. Dean is resigning to pursue a political career, following his run for Governor of Nebraska in 2002. He will continue as CFO through October in order to prepare and certify the company’s third quarter 10Q, as well as to assist in a smooth transition once a new candidate is selected. infoUSA has retained Korn Ferry in its search for a new CFO.

Vin Gupta, Chairman and CEO, infoUSA, said, “We want to thank Stormy for his many years of dedicated service and his outstanding contribution to our company. We wish him much success in his political career and are confident that he will have many opportunities to be of great service to his community and to our country.”

Separately, infoUSA announced that its Compensation Committee is examining various programs for attracting, retaining and providing incentives to key employees of the company in order to align their interests with those of the company’s shareholders. As such, infoUSA does not intend to grant additional stock options until this examination is completed.

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites, including Yahoo! (Nasdaq: YHOO) and America Online (NYSE: AOL). Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

infoUSA Safe Harbor Statement: Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the companies’ filings with the Securities and Exchange Commission.